Exhibit 10.2
Atmel Corporation
SEPARATION AGREEMENT AND MUTUAL RELEASE
     This Separation Agreement and Mutual Release (“Agreement”) is made by and between Atmel Corporation (the “Company”) and Francis Barton (“Employee” or “Consultant,” and collectively with the Company, the “Parties”).
     WHEREAS, until July 7, 2005, Employee was employed by the Company as its Executive Vice President and Chief Financial Officer (“CFO”);
     WHEREAS, the Company and Employee entered into an Employment, Confidential Information and Invention Assignment Agreement dated May 1, 2003 (the “Confidentiality Agreement”);
     WHEREAS, the Company and Employee have entered into Stock Option Agreements dated May 1, 2003, December 19, 2003, and February 11, 2005, granting Employee the option to purchase shares of the Company’s common stock subject to the terms and conditions of the Company’s 2005 Stock Option Plan and the applicable Stock Option Agreement (collectively, the “Stock Agreements”);
     WHEREAS, the Company and Employee entered into an Indemnification Agreement dated May 1, 2003 (the “Indemnification Agreement”);
     WHEREAS, the Company and Employee wish to provide for Employee’s orderly transition from the positions of Executive Vice President and CFO, and mutually desire that Employee provide certain services to the Company as an independent consultant, as directed by the Supervising Persons (as defined below);
     WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that the Employee may have against the Company, including, but not limited to, any and all claims arising or in any way related to the Company’s intellectual property or Employee’s employment with or employment separation from the Company;
     NOW THEREFORE, in consideration of the mutual promises made herein, and for other valid consideration, the value and sufficiency of which being hereby acknowledged, the Parties hereby agree as follows:
     1. Title and Duties.
           (a) Resignation.
                  (i) The Parties hereby acknowledge and agree that Employee voluntarily resigned his position as Executive Vice President and CFO of the Company effective July 7, 2005

(the “Transition Date”). The Parties hereby acknowledge and agree that, upon his resignation from the positions of Executive Vice President and CFO, Employee’s employment with the Company ceased and Employee no longer had the responsibilities or authority of those positions and has not and will not exercise any such responsibilities or authority in connection with such positions.
          (b) Consulting Obligations and Limitations Subsequent to Transition.
                 (i) For the period beginning on the Transition Date and continuing until the twelve-month anniversary of the Transition Date ( the “Consulting Period”), Employee will provide to the Company his services as a consultant/independent contractor (“Services”). In said capacity, Consultant will assist the Company as specifically directed by George Perlegos and/or any person serving as President and/or CEO (the “Supervising Persons”) with matters that may include, without limitation: assisting with the transition of a new CFO and advising on the Company’s financial strategy, cost reduction plans, and treasury matters.
                 (ii) Consultant will make himself available to the Company as reasonably requested by the Company at mutually agreeable times. Consultant understands that the Company may require flexibility in the number of hours per week that he may be required to perform the Services and the Company may request that Consultant work more hours one week and fewer hours the following week. Consistent with the need for such flexibility, Consultant agrees that in any given week, the Company may request Consultant to provide Services for at least ten (10) hours, but that in no event will the Company require more than twenty-five (25) hours of Services in any single four-week period of time without Consultant’s approval. Such requested Services shall consist of professional services consistent with Employee’s level of expertise as a senior financial executive.
                 (iii) Consultant shall not engage in any activities related to the Company without the prior authorization of one or more of the Supervising Persons. Specifically, and without limitation, Consultant shall not, without the prior authorization of one or more of the Supervising Persons: (A) enter the Company’s offices; (B) attend Company meetings or participate in discussions related to the business of the Company with current or prospective Company (1) employees, (2) consultants, (3) advisors, (4) customers or (5) other business partners or affiliates of the Company or (C) engage in any activity that implies that he is an employee of the Company or has been authorized to exercise decision-making authority on behalf of the Company. The Company, in its sole discretion, will provide Consultant access to materials necessary to perform his duties as a consultant.
     2. Consideration. As consideration for Employee entering into this Agreement and maintaining his compliance with his obligations hereunder, the Company agrees to provide Employee with the following:
          (a) Cash.
                 (i) For the period beginning on the Transition Date and ending on the six-month anniversary of the Transition Date, (the “First Payment Period”), the Company shall pay

Employee cash at a monthly rate equal to Thirty-One Thousand Five Hundred Three Dollars and Thirty-Three Cents ($31,503.33). Said payments shall be made in a manner consistent with that of the Company’s regular payroll policies. For the period beginning on the six-month anniversary date of the Transition Date and ending on the twelve-month anniversary of the Transition Date, (the “Second Payment Period”), the Company shall pay Employee cash at a monthly rate equal to Fifteen Thousand Seven Hundred Fifty-One Dollars and Sixty-Seven Cents ($15,751.67). Said payments shall be made in a manner consistent with that of the Company’s regular payroll policies. As the Parties acknowledge and agree that Consultant is not an employee of the Company, the compensation described herein will not be subject to withholding, which shall be the responsibility of Consultant (as explained in Section 17 hereof). During the First and Second Payment Period, Employee will not be entitled to accrual of any additional Company compensation, including, vacation benefits or bonuses.
           (ii) In the event that Employee ceases to be a Consultant prior to the twelve-month anniversary of the Transition Date due to the Company’s unilateral termination of the Consulting Period, Employee shall continue to receive the monthly cash payments described in Section 2(a)(i) hereof until the twelve-month anniversary of the Transition Date.
           (iii) In the event that Employee ceases to be a Consultant prior to the twelve-month anniversary of the Transition Date due to Employee’s unilateral termination of the Consulting Period, Employee shall be entitled to receive the cash payments described in Section 2(a)(i) hereof for the periods up to and including the date of such termination only.
     (b) Stock Option Vesting.
           (i) Subject to the provisions herein, Employee’s Stock Options will continue to vest, pursuant to the terms of the Stock Option Agreements, so long as Employee continues to be a Consultant through the twelve month anniversary of the Transition Date. After the twelve month anniversary of the Transition Date, Employee’s Stock Options will no longer continue to vest.
           (ii) Notwithstanding anything else to the contrary contained in this Agreement and the Stock Option Agreements (as applicable):
                   (1) in the event that Employee ceases to be a Consultant prior to the twelve month anniversary of the Transition Date due to Employee’s unilateral termination of the Consulting Period, Employee shall be vested only as to that number of shares of Stock Options as are fully vested as of the date of such termination; and
                   (2) in the event that Employee ceases to be a Consultant prior to the twelve month anniversary of the Transition Date due to the Company’s unilateral termination of the Consulting Period, all of Employee’s then unvested Stock Options that would have vested through the twelve month anniversary of the Transition Date shall accelerate and become fully vested to the same extent as if Employee had remained a Consultant through the end of the twelve month anniversary of the Transition Date.
                 (iii) Employee acknowledges that as of the end of the twelve month anniversary of the Transition Date, Employee will be vested in Four Hundred Ninety-One Thousand Six Hundred Sixty-Seven (491,667) shares of Common Stock, pursuant to the Stock Option Agreements dated May 1, 2003, December 19, 2003, and February 11, 2005. Except as provided for herein, in no event may Employee exercise a Stock Option after the expiration of the maximum term stated in the Stock Option Agreements.
          (c) Benefits. Employee’s health insurance benefits shall cease as of the Transition Date, subject to Employee’s right to continue his health insurance under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). The Company agrees to pay Employee’s COBRA costs for the period ending on the earlier of (i) one year from the Transition Date or (ii) the date the Employee obtains regular full time employment. The Company also agrees to pay Employee cash at a monthly rate equal to Eighty-Three Dollars and Thirty-Three Cents ($83.33) for the period ending on the earlier of (i) one year from the Transition Date or (ii) the date the Employee obtains regular full time employment, to offset a portion of the cost of Employee’s life insurance after the Transition Date. Said payments shall be made in a manner consistent with that of the Company’s regular payroll policies. Employee understands that, except as provided for herein, Employee’s participation in all Company benefits and incidents of employment with Company, shall cease on the Transition Date.
     3. Termination of Consulting Period. Either party may terminate the Consulting Period prior to the twelve-month anniversary of the Transition Date upon giving the other party two (2) business days’ prior written notice of such termination.
     4. Extension or Renewal of Consulting Period. At or following the expiration of the Consulting Period, the Consulting Period may be extended or renewed for such time and upon such terms and conditions as the Parties may mutually agree.
     5. Payment of Salary. Except as provided for herein, Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation and any and all other benefits due to Employee as of the Transition Date. Notwithstanding the above, the Company acknowledges and agrees to reimburse Employee for reasonable travel and business expenses incurred while Employee was performing duties on behalf of the Company prior to the Transition Date; provided that Employee provides proper documentation supporting such expenses within thirty (30) days of the Transition Date.
     6. Return of Company Materials. Except as specifically provided in this section, Employee acknowledges and represents that he has delivered to the Company all of the Company’s property, including but not limited to: (a) all keys or access cards for the Company’s offices; (b) all electronically stored information and passwords to access Company property and (c) all Confidential Information (as defined in the Confidentiality Agreement).

     7. Confidential Information. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Confidentiality Agreement between Employee and the Company. Employee agrees that the Confidentiality Agreement shall continue to apply to him during the Consulting Period, and thereafter to the extent provided for in the Confidentiality Agreement.
     8. Mutual Release of Claims.
           (a) Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee and the Company, on behalf of themselves, and their respective heirs, family members, executors, officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, hereby fully and forever release each other and their respective heirs, family members, executors, officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date (as defined in Section 28 hereof) of this Agreement including, without limitation,
                 (i) any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship,
                 (ii) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
                 (iii) any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment, constructive discharge from employment, termination in violation of public policy, discrimination, breach of contract, both express and implied, breach of a covenant of good faith and fair dealing, both express and implied, promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, and conversion;
                 (iv) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Sarbanes-Oxley Act, the Fair Labor Standards Act, the Employee Retirement Income

Security Act of 1974, the Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, and the California Labor Code;
                 (v) any and all claims for violation of the federal, or any state, constitution;
                 (vi) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
                 (vii) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and
                 (viii) any and all claims for attorneys’ fees and costs,
NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, THE COMPANY DOES NOT RELEASE OR DISCHARGE EMPLOYEE FROM ANY CLAIMS THAT THE COMPANY MAY POSSESS IF EMPLOYEE WOULD NOT BE ENTITLED TO INDEMNIFICATION UNDER THE INDEMNIFICATION AGREEMENT WITH RESPECT TO THE FACTS FORMING THE BASIS FOR SUCH CLAIMS. IN ADDITION, NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EMPLOYEE WILL CONTINUE TO BE COVERED BY THE COMPANY’S DIRECTOR AND OFFICER INSURANCE POLICY TO THE EXTENT ALLOWED UNDER THE TERMS AND CONDITIONS OF THE COMPANY’S POLICY.
           (b) The Parties acknowledge and agree that any breach of any provision of this Agreement shall constitute a material breach of this Agreement.
           (c) Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. Upon the conclusion of the Consulting Period (which, for purposes of this Section, shall be deemed to include any period in which Employee continues to receive cash payments from the Company pursuant to the terms of Section 2(a)(i) hereof) Employee shall execute and deliver a subsequent release in substantially the form as the release set forth in this Section.
     9. Acknowledgement of Waiver of Claims Under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that:
          (a) he should consult with an attorney prior to executing this Agreement;
          (b) he has up to twenty-one (21) days within which to consider this Agreement;
          (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement;
          (d) this ADEA waiver shall not be effective until the revocation period has expired; and,
          (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.
     10. Civil Code Section 1542. Employee represents that Employee is not aware of any claim by Employee other than the claims that are released by this Agreement. Employee acknowledges that Employee has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
     Employee, being aware of said code section, agrees to expressly waive any rights Employee may have thereunder, as well as under any other statute or common law principles of similar effect.
     11. No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.
     12. Confidentiality. The Parties acknowledge that their agreement to keep the terms and conditions of this Agreement confidential was a material factor on which all parties relied in entering into this Agreement. The Parties hereto agree to use their best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, the consideration for this Agreement, and any allegations relating to the Company or Employee’s employment with the

Company except as otherwise provided for in this Agreement (hereinafter collectively referred to as “Settlement Information”).
     The Parties agree to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, and agree that there will be no publicity, directly or indirectly, concerning any Settlement Information. The Parties agree to take every precaution to disclose Settlement Information only to those attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Settlement Information. The Parties agree that if a party proves that the other party breached this Confidentiality provision, it shall be entitled to an award of its costs spent enforcing this provision, including all reasonable attorneys’ fees associated with the enforcement action for any actual damages that can be established from the breach. The Parties acknowledge that public disclosure may be required in accordance with the terms of governmental regulations, including but not limited to disclosure requirements pursuant to the Securities Exchange Act of 1934 and the regulations and rules promulgated thereunder. The parties agree that any such disclosures shall not constitute a breach of this provision.
     13. No Cooperation. Employee agrees it will not act in any manner that might damage the Company. Employee agrees that Employee will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so. Employee further agrees both to immediately notify the Company upon receipt of any court order, subpoena, or any legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or legal discovery device to the Company.
     14. Non-Solicitation. In consideration for the benefits Employee is to receive herein, Employee agrees that he will not, during the Consulting Period (which, for purposes of this Section, shall be deemed to include any period in which Employee continues to receive cash payments from the Company pursuant to the terms of Section 2(a)(ii) hereof) or at any time through December 31, 2006, directly or indirectly solicit, or cause any other individual or entity to directly or indirectly solicit, any individuals to leave the Company’s employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company and its current or prospective employees.
     15. Mutual Non-Disparagement. Employee shall refrain from any disparaging or negative statements or comments about the Company and its employees, officers, directors, and stockholders including, without limitation, the business, products, intellectual property, financial standing, future, or employment/compensation/benefit practices of the Company and the Company agrees to refrain from any disparaging or negative statements or comments about Employee; provided, however, that the foregoing shall not be construed to prevent any party hereto from testifying truthfully before any court, tribunal or other legal proceeding or from responding truthfully as to factual matters to queries initiated by third parties. Notwithstanding the foregoing, Employee understands that the Company’s non-disparagement obligations under this section extend only to the Company’s executive management team and directors and only for so long as each member thereof is an employee or director of the Company, as the case may be.
     16. No Knowledge of Wrongdoing. Employee represents that he has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or any other wrongdoing that involves Employee or other present or former Company employees.
     17. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to Employee under the terms of this Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state and/or federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due, excepting therefrom the Company’s portion of the FICA tax, interest and penalties thereon, on account of Employee’s failure to pay federal or state taxes or damages sustained by the Company by reason of any such claims, including reasonable attorneys’ fees.
     18. Costs. The Parties shall each bear their own costs, expert fees, attorney fees and other fees incurred in connection with the preparation of this Agreement.
     19. Indemnification. Except as provided otherwise herein, Employee agrees to indemnify and hold harmless the Company from and against any and all loss, costs, damages or expenses, including, without limitation, attorneys’ fees or expenses incurred by the Company arising out of the breach of this Agreement by Employee, or from any false representation made herein by Employee, or if Employee’s independent consultant status is construed as that of an employee, or from any action or proceeding which may be commenced, prosecuted or threatened by Employee or for Employee’s benefit, upon Employee’s initiative, or with Employee’s aid or approval, contrary to the provisions of this Agreement. Employee further agrees that in any such action or proceeding, this Agreement may be pled by the Company as a complete defense, or may be asserted by way of counterclaim or cross-claim. Except as provided otherwise herein, the Company agrees to indemnify and hold harmless the Employee from and against any and all loss, costs, damages or expenses, including, without limitation, attorneys’ fees or expenses incurred by the Employee arising out of the breach of this Agreement by the Company.
     20. Arbitration. The Parties agree that any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Santa Clara County before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorney fees and costs. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This section will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Employee’s obligations under this Agreement and the agreements incorporated herein by reference.
     21. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
     22. No Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. In entering into this Agreement, neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.
     23. Severability. In the event that any provision, or any portion thereof, becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision or portion of said provision.
     24. Entire Agreement. This Agreement, the Confidentiality Agreement, the Indemnification Agreement, and the Stock Option Agreements, represent the entire agreement and understanding between the Company and Employee concerning the subject matter contained herein and Employee’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the subject matter herein and Employee’s relationship with the Company.
     25. No Waiver. The failure of either party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.
     26. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Chief Executive Officer of the Company.
     27. Governing Law. This Agreement shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to choice-of-law provisions. Employee hereby consents to personal and exclusive jurisdiction and venue in the State of California.

     28. Effective Date. This Agreement is effective after it has been signed by both parties and after eight (8) days have passed following the date Employee signed the Agreement (the “Effective Date”).
     29. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
     30. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:
          (a) They have read this Agreement;
          (b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;
          (c) They understand the terms and consequences of this Agreement and of the releases it contains; and
          (d) They are fully aware of the legal and binding effect of this Agreement.
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     IN WITNESS WHEREOF, the Parties have executed this Separation Agreement and Mutual Release.
AMTEL CORPORATION

Dated: 7-7-05	By:	/s/ George Perlegos
George Perlegos
President and Chief Executive Officer

Francis Barton, an individual
Dated: 7-7-05	/s/ Francis Barton
Francis Barton

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